                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-37112 and 33-81976) of TEPPCO Partners, L.P. of our reports dated September 25, 2000 relating to the combined financial statements of ARCO Pipe Line Company's APL Business (as defined in the Amended and Restated Purchase Agreement with Texas Eastern Products Pipeline Company,
LLC) and the financial statements of Seaway Crude Pipeline Company, which appear in the Current Report on Form 8-K/A of TEPPCO Partners, L.P. filed October 3, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statements.

PricewaterhouseCoopers LLP

Houston, Texas
October 6, 2000